EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS OCTOBER 2005 PERFORMANCE

            HOUSTON, Nov. 1, 2005 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in October 2005 for its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 779.9 million, up 16.1 percent over October 2004, and available seat miles (ASMs) increased by 12.6 percent compared with October 2004.  ExpressJet's October load factor was 76.7 percent, a 2.4 point increase over October 2004.  The company flew 69,666 block hours, compared with 62,734 block hours in October 2004, and operated 38,264 departures, versus 35,027 departures in October 2004.

            Also in October 2005, ExpressJet operated at a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  ExpressJet had a total completion factor of 97.7 percent during the month.  In October 2004, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 99.7 percent.

            During the month, ExpressJet accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 263 jets.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of 263 Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and plans to provide third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS OCTOBER 2005 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

October	2005		2004		Change

Revenue Passenger Miles (000)	779,885		671,568		16.1	Percent

Available Seat Miles (000)	1,017,277		903,796		12.6	Percent

Passenger Load Factor	76.7	Percent	74.3	Percent	2.4	Points

Block Hours	69,666		62,734		11.0	Percent

Departures	38,264		35,027		9.2	Percent

YEAR-TO-DATE	2005		2004		Change

Revenue Passenger Miles (000)	7,361,750		6,118,859		20.3	Percent

Available Seat Miles (000)	9,895,514		8,601,130		15.0	Percent

Passenger Load Factor	74.4	Percent	71.1	Percent	3.3	Points

Block Hours	683,370		602,429		13.4	Percent

Departures	372,716		335,910		11.0	Percent

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